[Hunton & Williams Letterhead]






                                  June 2, 1998



Southern BancShares (N.C.), Inc.
121 East Main Street
Mount Olive, North Carolina  28365

                            SOUTHERN CAPITAL TRUST I
                       CERTAIN FEDERAL INCOME TAX MATTERS

Ladies and Gentlemen:

                  We have acted as special tax counsel to Southern BancShares (N.C.), Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of (1) up to $23 million aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by the Company to Southern Capital Trust I, (2) up to 2,300,000 Capital Securities (liquidation amount $10 per Capital Security) to be issued by Southern Capital Trust I, and (3) the Company's Guarantee of Capital Securities. The Junior Subordinated Debentures will be issued pursuant to an indenture between the Company and the trustee named therein, and the Capital Securities will be issued pursuant to an amended and restated trust agreement between the Company and the trustees named therein.

                  We have reviewed copies of (1) the Registration Statement and the prospectus included therein (the "Prospectus") and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have also relied upon, and assumed the accuracy of, certain written representations made to us by the Company. We have further assumed (i) that all documents submitted to us as originals are authentic, (ii) with respect to all documents supplied to us as drafts, that the final, executed versions of such documents are identical in all material respects to the versions most recently supplied to us, (iii) that each such final version (when executed) is valid and enforceable in accordance with its terms, and (iv) that the Capital Securities will be sold at the offering price stated on the cover of the Prospectus.

                  Based on the foregoing, we confirm that the statements of law and legal conclusions contained in the Prospectus under the caption "Certain Federal Income Tax



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Southern BancShares (N.C.), Inc.
June 2, 1998
Page 2

Consequences" constitute our opinion, subject to the assumptions, conditions, and limitations described therein, and that the discussion thereunder does not omit any material provision with respect to the matters covered.

                  Our representation of the Company in connection with the Capital Securities is limited solely to that of special tax counsel and, except for our opinion as to certain federal income tax matters as set forth in the preceding paragraph, we express no opinion on any tax or other legal matter. This opinion is solely for your benefit and may not be distributed to or relied upon by any other person without our prior written consent. We do not undertake to advise you of any changes in our opinion expressed herein (or under the heading "Certain Federal Income Tax Consequences" in the Prospectus) resulting from matters that might hereafter arise or be brought to our attention.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                          Very truly yours,


                                                          /s/ HUNTON & WILLIAMS